Exhibit 23.1

Weinberg & Associates LLC
6812 Cherokee Drive, Baltimore, MD 21209
Phone/Fax (800) 219-4312

Mr. Zvi P. Frank, President and Director
YOO Inc.
615 South DuPont Highway
Dover, Delaware 19901

Dear Mr. Frank:

CONSENT OF INDEPENDENT AUDITORS

I consent to the incorporation in the Registration Statement of Yoo Inc. on Form S-1 of my report on the financial statements of the Company as its registered independent auditor dated May 18, 2008, as of and for the periods ended April 30, 2008 and December 31, 2007. I further consent to the reference to me in the section on Experts.

Respectfully submitted,

/s/ Alan Weinberg, CPA

Baltimore, Maryland
June 3, 2008